UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

(Amendment No.1)

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

1st stREIT Office Inc.

(Exact name of issuer as specified in its charter)

Maryland	81-4602947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9595 Wilshire Boulevard Suite #800 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 907-5527

(Issuer’s Telephone Number, Including Area Code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

The Company’s Annual Report on 1-K for the period ended December, 31, 2024, originally filed on April 22, 2025, contained incorrect wording on the RSM US LLP  (“RSM”) audit opinion dated April 18, 2024. The RSM audit opinion has been updated and no other changes were made to the filing.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of 1st stREIT Office, Inc. (the “Company,” “we,” “our” or “us”) that are forward-looking statements. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The following are some, but not necessarily all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We commenced operations on May 31, 2017 in connection with our initial property acquisition and we have a limited operating history. We are dependent on our sponsor, Tryperion Holdings LLC (the “Sponsor”), to identify suitable properties and other real estate investments. We are also dependent on our manager, SW Manager, LLC (the “Manager”), to manage those properties and investments.

•	We may not be able to effectively deploy the proceeds raised in our offering (the “Offering”) of our shares of common stock (“Common Stock”).

•	We may be subject to risks associated with ownership of real estate in general, and office properties in particular.

•	All of our executive officers, are also officers, affiliated directors and/or holders of a direct or indirect controlling interest in our Sponsor and Manager entities. As a result, our management, Sponsor, Manager, and their affiliates face conflicts of interest including:

o	significant conflicts created by their respective compensation arrangements

o	conflicts in allocating time among us and these other programs and investors

•	These conflicts could result in action or inaction that is not in the best interests of our stockholders and we may no be able to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Sponsor.

•	Our real estate investments may be affected by unfavorable real estate market and general economic conditions, including as a result of tariffs, geopolitical tensions and elevated interest rates and inflation, which could decrease the value of those assets and reduce the investment return to our stockholders. Revenues from our real estate properties could decrease. These events could in turn make it more difficult for us to meet our debt service obligations and limit our ability to pay distributions to our stockholders.

•	Disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to stockholders, and the failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions, make additional investments, and service our debt.

•	Cybersecurity risks and cyber-attack incidents may adversely affect our business by causing a disruption to our operations, including our Offering, a compromise or corruption of our confidential information and/or damage to our business relationships, all of which could negatively impact our financial results.

•	We are subject to risks associated with tenant, geographic industry and asset class concentrations with respect to our investments.

•	Our properties, intangible assets and other assets may be subject to impairment charges.

•	We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties and we may be unable to acquire, dispose of, or lease properties on advantageous terms.

•	Increase in interest rates may have a material impact upon the valuation of our real estate holdings.

•	Changes in the real estate markets, either nationally or regionally, and the potential adverse impact on us or our tenants from public health crises, pandemics, and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19).

•	We may not be able to access sources of liquidity when we have the need to fund redemptions of shares of our Common Stock in excess of the proceeds from the sales of shares of our Common Stock in our Offering and we may not have the resources to satisfy redemption requests.

•	We may fail to qualify as a real estate investment trust for U.S. federal income tax purposes.

•	We may be subject to U.S. federal, state and local taxes on our income and property that may limit our ability to pay stockholder dividends.

•	Recent changes to the U.S. tax laws and related interpretations could adversely impact us.

•	Legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and Securities and Exchange Commission (the “SEC”) guidance related to Regulation A or the JOBS Act).

•	Our compliance with applicable U.S. federal, state and local laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, and other laws.

•	Changes to generally accepted accounting principles, or GAAP.

•	Limited ability to dispose of assets because of the relative illiquidity of real estate investments.

•	Intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space.

•	Defaults on or non-renewal of leases by tenants.

•	Our failure to obtain necessary outside financing.

•	Our level of debt and the terms and limitations imposed on us by our debt agreements.

•	Risks associated with derivatives or hedging activity.

•	Decreased rental rates or increased vacancy rates.

•	Our failure to successfully operate acquired properties and operations.

•	Exposure to liability relating to environmental and health and safety matters.

•	Changes in real estate and zoning laws and increases in real estate property tax rates.

•	Loss of key personnel, and our ability to retain our executive officers and other key personnel of our Sponsor, and its affiliates.

1st stREIT Office Inc. and Subsidiaries

Item 1. Business

The Company

1st stREIT Office Inc., a Maryland corporation, was formed on November 9, 2016 (inception), to originate, invest in, and manage a portfolio of primarily office properties. The Company may also invest, to a limited extent, in real estate-related assets, including (1) equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private real estate companies, such as other REITs and other real estate operating companies, (2) debt securities such as commercial mortgages, mortgage loan participants, commercial mortgage-backed securities and debt securities issued by other real estate companies, (3) mezzanine loans bridge loans and certain other non-U.S. dollar denominated securities and (4) commercial property types other than office.

The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (“the Code”), commencing with our taxable year ended December 31, 2017. As of December 31, 2024 our portfolio was comprised of commercial real estate properties with a total cost basis of $78,577,702, that, in the opinion of our Manager, meet our investment criteria and objectives. See “Form 1-U – Item 9 – Net Asset Value as of December 31, 2024” for more information.

We are externally managed and advised by SW Manager, LLC, a Delaware limited liability company (our “Manager”), which, effective May 31, 2022 is a wholly-owned subsidiary of and controlled by Tryperion Holdings LLC, a California limited liability company (our “Sponsor”). Prior to May 31, 2022, SW Manager, LLC was a wholly-owned subsidiary of Tryperion Partners, LLC, a California limited liability company (our “Original Sponsor”). Our Manager makes all of our investment decisions, manages the day-to-day operations of our portfolio of commercial real estate assets, and has the authority to make all of the decisions regarding our investments, subject to the limitations contained in our management agreement (the “Management Agreement”). The Manager is subject to the supervision and direction of our board of directors. Our Manager executed separate support agreements with our Sponsor and Interamar Manager, LLC (“Interamar”), a wholly-owned subsidiary of Joseph Kessel, one of the three principals of our Original Sponsor. Pursuant to these support agreements our Sponsor and Interamar provide our Manager with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the Management Agreement including asset management, marketing, investor relations and other administrative services. Fees for services provided by Interamar were paid by the Sponsor through the initial term of the two-year contract which expired on May 31, 2024. Effective June 1, 2024, the Manager executed an amendment to the support agreement with Interamar for asset management services to be paid by the Company. The contract with Interamar was terminated as of September 30, 2024.

The Company is offering a maximum of up to $47.2 million in shares of Common Stock to our existing investors only pursuant to our distribution reinvestment and optional cash purchase plan (the “Plan”) on a “best efforts maximum” basis. As of December 31, 2024, the purchase price of such shares was $7.14 per share, calculated as of the end of the prior fiscal quarter. The repurchase minimum under the Plan is $100. As of December 31, 2024, the Company has raised approximately $21,684,039 in capital (not including the $75,000 in private placements to our Original Sponsor). As of April 4, 2025, the Company has raised a total of $21,813,749 in capital (not including the $75,000 in private placements to our Original Sponsor). As of April 1, 2025, the purchase price of the Company’s shares of Common Stock is $6.84.

As of December 31, 2024, the Company owned three properties: one property consisting of Laumeier II and IV located in the state of Missouri (“Laumeier”) and two office properties in the state of Indiana (the “Allied Property” and “MJ Property”, respectively), with the Allied Property containing a retail component.

Laumeier is located in the Laumeier Office Park, a premier office location in St. Louis’s South County submarket. Laumeier comprises two of the four buildings in the Laumeier Office Park, and totals 181,112 rentable square feet. Tenants of Laumeier include New Balance (regional headquarters), Spartan Light Metal and Regus.

The Allied Property, located in Carmel, Indiana has 142,147 rentable square feet. Tenants of the Allied Property include Allied Solutions, LLC and F.C. Tucker Company, Inc.

The MJ Property, located in Carmel, Indiana has 77,248 rentable square feet. Tenants of the MJ Property include MJ Insurance and Serendipity Labs.

Employees

As of December 31, 2024, there were no employees of the Company.

Segments

The Company invests in multi-tenant income-producing office properties. The Company’s real estate properties are expected to exhibit similar long-term financial performance and have similar economic characteristics to each other. As of December 31, 2024 and 2023, the Company aggregated its investments in real estate into one operating segment.

Investment Strategy

The Company has used, and intends to continue to use, substantially all of the proceeds from the Offering to acquire, manage, operate, selectively leverage and opportunistically sell primarily office properties. The Company intends to acquire and operate real estate and real estate-related assets on an opportunistic basis. Our Sponsor’s management team has extensive experience investing in numerous types of properties, but our primary focus will be on office acquisitions. These properties will be located throughout the U.S., the majority of which are expected to be existing, income-producing properties with the potential for long term capital appreciation.

In executing on our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor given our Sponsor’s strong track record and extensive experience and capabilities as a fund manager. These competitive advantages include:

•	Our Sponsor’s experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and manage portfolio assets;

•	Our Sponsor’s relationships with financial institutions and other lenders that originate and distribute commercial real estate debt and other real estate-related products and that finance the types of assets we intend to acquire;

•	Our Sponsor’s acquisition experience, which includes seeking, underwriting and evaluating real estate deals in every major asset class and various locations within the U.S., and in a variety of market conditions; and

•	Our Sponsor’s asset management experience, which includes actively monitoring each investment through critical property management, leasing, renovation and disposition activities.

To execute our disciplined investment approach, a team of our Sponsor’s real estate professionals take responsibility for the business plan of each investment. The following practices summarize our investment approach:

•	Market Research – The investment team completes exhaustive market diligence on demographics, employment drivers, competing properties, and capital market activity.

•	Physical Research – The investment team engages third-party property condition, environmental, zoning and code compliance, and building systems assessments to identify prospective investment deferred maintenance items and to validate capital requirement assumptions.

•	Underwriting Discipline – The Company follows a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for appreciation, potential for principal loss, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with the other internal professionals responsible for the asset.

•	Asset Management – Prior to the purchase of an individual asset or portfolio, the Manager’s acquisition team works in tandem with the asset management team to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to implement the contemplated business plan in an attempt to achieve the anticipated returns. The Company reviews asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. We have designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Investment Objectives

Our investment objectives are:

•	to achieve attractive cash yields with the potential for capital appreciation;

•	to grow net cash from operations so more cash is available for dividends to investors; and

•	to preserve and to protect stockholder’s capital.

There is no assurance that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager, and our Manager’s investment committee, will have substantial discretion with respect to the selection of specific investments, the management of our portfolio and the purchase and sale of our assets. Our Manager’s investment committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our stockholders.

The Company believes that successful real estate investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of its team of real estate professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

The Company believes that active management is critical to creating value. The Company will continually re-evaluate the exit strategy of each asset in response to the performance of the individual asset, market conditions and our overall portfolio objectives to determine the optimal time to sell or refinance the asset.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. The Company competes with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than the Company has. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, acquisition of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than the Company is, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that the Company will compete effectively or that the Company will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

The Company faces risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular filed with the SEC on January 10, 2025, as amended and/or supplemented from time to time (the “Offering Circular”). The current Offering Circular may be accessed here. The Offering Circular may be updated from time to time with future filings under Regulation A. In addition, new risks may emerge at any time and the Company cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of our operations should be read together with our consolidated financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in our Offering Circular, as further amended or supplemented from time to time. The current Offering Circular may be accessed here.

Overview

1st stREIT Office Inc., is a Maryland corporation formed to originate, invest in, and manage a portfolio of primarily office properties. The Company has used, and expects to continue to use, substantially all of the net proceeds from our offering to originate, acquire and structure a diversified portfolio of commercial real estate properties.

We are externally managed by SW Manager, LLC (our “Manager”), which, effective May 31, 2022 is a wholly-owned subsidiary of and controlled by Tryperion Holdings LLC, a California limited liability company (our “Sponsor”). Prior to May 31, 2022, SW Manager, LLC was a wholly-owned subsidiary of Tryperion Partners, LLC, a California limited liability company (our “Original Sponsor”). Our Sponsor is a private real estate investment firm that provides investment management services to a range of foundation and high net worth clients. We commenced operations on May 31, 2017, upon the completion of our first acquisition. See “Laumeier Transaction” in the notes to the consolidated financial statements included in this Annual Report for a description of the transaction.

On January 18, 2019, we purchased an additional office building located in Carmel, Indiana. See “Allied Acquisition” in the notes to the consolidated financial statements included in this Annual Report for a description of the transaction.

On September 28, 2023, we purchased an additional office building located in Carmel, Indiana. See MJ Acquisition  in the notes to the consolidated financial statements included in this Annual Report for a description of the transaction.

As of December 31, 2024, we have raised in our Offering $21,684,039 in capital from 1,553 investors (not including the $75,000 in private placements held by our Sponsor and the $2,479,697 in stock redemptions paid). We have adopted a quarterly stockholder redemption plan whereby, subject to certain restrictions and limitations, stockholders may be provided the opportunity to have their shares of common stock redeemed by us. See “Redeemable Common Stock” in the notes to our consolidated financial statements included in this Annual Report for a description of the plan. As of April 4, 2025, the Company has raised a total of $21,813,739 in capital (not including $75,000 in private placements to our Original Sponsor and the $2,635,847 in stock redemptions paid).

We have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. We believe that we have been organized and have operated in a manner that has allowed us to qualify as a REIT for U.S. federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner.

Liquidity and Capital Resources

Proceeds from shares sold in the Offering have been, and will continue to be, primarily used for (i) property acquisitions; (ii) capital expenditures; (iii) principal payments on our outstanding indebtedness, and (iv) to fund redemption requests. Our liquidity needs to acquire real estate and other real estate investments will be funded mainly from the sale of our shares and from debt proceeds. We face challenges in order to ensure liquidity and capital resources on a long-term basis. If we are unable to raise additional funds from the issuance of shares of our Common Stock, we may make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and we may be subject to more fluctuations based on the performance of the specific assets we acquire. Further, we have certain direct and indirect operating expenses. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income and would limit our ability to make distributions.

The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. Our targeted portfolio-wide leverage, after we have acquired a substantial portfolio, is between 40-60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of assets. As of December 31, 2024, our portfolio is leveraged at approximately 50% loan to value of our assets.

Our Manager may, from time to time, modify our leverage policy in its discretion. Incurring substantial debt could subject us to risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest on the debt or we may fail to comply with all of the other covenants contained in the debt agreements, which is likely to result in (a) the acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or pay dividends of excess cash flow held in reserve by such financing sources, and/or (c) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder dividends or other purposes; and

•	we may not be able to refinance debt that matures on favorable terms, or at all, and more broadly, there can be no assurance that a leveraging strategy will be successful.

Debt financings for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs.

In the second quarter of 2022, Panera Bread (“Panera”), a tenant representing 26% of the portfolio’s rentable square footage, notified the Company that it would not be renewing its lease expiring in April 2024. Panera, which was located in the Laumeier I property, advised the Company that it would continue to pay rent through the remaining term and was willing to move out prior to its lease expiration date if a replacement tenant was identified. In light of Panera’s non-renewal decision, commencing in January 2023, Truist, the lender for the Laumeier Properties, required all net cash flows from the Laumeier Properties to be swept to an interest-bearing account controlled by Truist to be used to pay for tenant improvements, leasing commissions, and debt service shortfalls at the Laumeier Properties. For more information, see our 253(g)(2) filings dated September 20, 2023 and June 16, 2023. On February 27, 2024, the Company sold the Laumeier I property to BJC Health System. In conjunction with the sale, Truist released funds to the Company that were being held as part of the cash sweep in the amount of $643,766 and ceased sweeping cash.

We have established a distribution reinvestment and optional cash purchase plan (the “Plan”) that allows stockholders who elect to participate in the Plan to have their cash dividends reinvested in additional shares of our Common Stock or make optional cash purchases of shares of our Common Stock. Under the Plan, whenever we declare a cash dividend or other distribution, our stockholders who have elected to participate in the Plan will have their cash distribution reinvested in additional shares of Common Stock at a price equal to the then prevailing NAV per share, without payment of brokerage commissions or service charges, rather than receiving the cash distribution. Stockholders who do not participate in the Plan will continue to receive cash dividends as declared. In addition, as part of the Plan, existing stockholders will have the opportunity to make optional cash purchases of additional shares of Common Stock through our transfer agent, who administers the Plan for us.

Stockholders will not be able to acquire shares of Common Stock under the Plan to the extent that such acquisition would cause them to exceed the ownership limits set forth in our charter (or the ownership limits set forth in any waiver agreements entered into with a stockholder). Specifically, to help ensure that we will retain the ability to qualify as a REIT, we will restrict any stockholder from acquiring, directly or indirectly, beneficial or constructive ownership of more than 9.0% by value or number of shares, whichever is more restrictive, of our outstanding capital stock; unless our board of directors has agreed to waive the 9.0% ownership limit with respect to a particular stockholder, in which case we will restrict such stockholder from acquiring, directly or indirectly, beneficial or constructive ownership of our shares in violation of the ownership limits set forth in such stockholder’s waiver agreement.

We expect to declare and pay dividends on a quarterly basis, or more or less frequently as advised by our Manager, in arrears, based on a record date that is currently expected to be on or about the 25th day of the last month of the applicable quarter for which a dividend has been declared. Any dividends we make are subject to the discretion of our board of directors and will be made following consultation with our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow. Our board of directors has historically set the rate of dividends at a level that it expects will be reasonably consistent and sustainable over time. We have not established a minimum distribution level, and our charter does not require that we pay dividends to our stockholders.

On December 12, 2022, the board of directors of the Company announced that certain limited partners (the “Deferring Limited Partners”) of 1st stREIT Office Operating Partnership LP (the “Operating Partnership”) agreed to defer receipt of cash distributions from the Operating Partnership (“Deferred Distribution Amount”) until further notice. The Limited Partnership Agreement of the Operating Partnership was amended to reflect the terms of the deferral program related to the Deferred Distribution Amount.

The Deferring Limited Partners will be entitled to receive the Deferred Distribution Amount without interest upon a notice of request by the Deferring Limited Partner (“Notice”), and future dividends from the Company may be reduced in order to repay the Deferred Distribution Amount, although dividends will not be reduced below the level required to maintain our status as a REIT. The deferral will not otherwise affect the rights of any of the limited partners.

Any such Deferred Distribution Amount will be paid to a Deferring Limited Partner from available cash as determined by the Company, as general partner of the Operating Partnership, after giving consideration to the operating expenses and other obligations of the Operating Partnership at the time of the distribution (“Available Cash”).  In the event that there is insufficient Available Cash to pay the entire Deferred Distribution Amount after receipt of the Notice, the Deferring Limited Partner will receive quarterly payments to the extent of Available Cash as determined by the Company until the Deferred Distribution Amount is paid in full.

On March 13, 2024, in conjunction with the Laumeier I sale, Deferred Distribution Amounts totaling $643,732 were paid to the Deferred Limited Partners. Effective April 10, 2024, dividends to the Deferring Limiting Partners are no longer being deferred and are being paid as part of the quarterly distributions. As of December 31, 2024, $607,997 of Deferred Distribution Amounts remain payable to the Deferred Limited Partners. Management expects to pay down the portion of the outstanding balance from available cash, if applicable, on a quarterly basis until paid in full.

For the period commencing January 1, 2017 through December 31, 2024, we have declared an aggregate of thirty-one distributions (one of which took place prior to the commencement of the Offering) with an aggregate weighted average annualized yield of 7.79% based on a purchase price of $10 per share. In March 2025, we declared a thirty-second distribution with an aggregate weighted average annualized yield of 1.2% based on a purchase price of $10 per share (1.75% based on the current share price of $6.84 per share), which was paid in April 2025. See “Financial Statements – Subsequent Events – Additional Distributions” in the notes to our consolidated financial statements included in this Annual Report for more information.

The Company has a Stockholder Redemption Plan which provides investors an opportunity to have their shares of common stock redeemed by us, subject to certain restrictions and limitations. While we designed our redemption plan to allow stockholders to request redemptions on a quarterly basis of all or any portion of their shares (subject to a one year holding period and applicable redemption discount as more fully detailed in our Offering Circular available here), we impose limitations on the total amount of net redemptions per quarter in order to maintain sufficient sources of liquidity to satisfy redemption requests without impacting our ability to invest in commercial real estate assets and maximize investor returns. We limit the number of shares to be redeemed during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year and we limit redemptions to 1.25% per quarter, with excess capacity carried over to later quarters in the calendar year. As a result of this limit, as of December 31, 2022, the Company began redeeming shares on a pro-rata basis.

As of December 31, 2024, approximately 525,852 shares of common stock, which represents 23.8% of total shares issued to date, have been submitted for redemption and 318,124 shares of such redemption requests have been honored, which represents 14.4% of total shares issued. We are honoring all such redemption requests but, as noted above, as a result of the limitation in the amount of shares that may be redeemed under the redemption plan, the Company is redeeming shares on a pro-rata basis and, therefore, it is taking several quarters to redeem shares in full.

During our offering stage, we may raise capital in the Offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to pay dividends solely from our cash flows from operations. Further, because we may receive property income or other revenue at various times during our fiscal year and because we may need cash flows from operations during a particular period to fund capital expenditures and other expenses, we expect that, at least during the early stages of our development and from time to time during our operational stage, we will declare dividends in anticipation of cash flows that we expect to receive during a later period and we will pay these dividends in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings or lines of credit to fund our dividends. We may also fund such dividends from the sale of assets or other investments. Our charter permits us to pay dividends from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such dividends. If we pay dividends from sources other than our cash flows from operations, we will have less funds available for investment in properties and other assets. As of December 31, 2024, the source of funds for distributions has been 100% from operating cash flow.

To maintain our qualification as a REIT, we must make aggregate annual dividends to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with Generally Accepted Accounting Principles (“GAAP”)). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations – Requirements for Qualification – Annual Distribution Requirements” in our Offering Circular here. Our board of directors may authorize dividends in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Office properties can be difficult to lease to new tenants, should the current tenant terminate or choose not to renew its lease. These properties generally have received significant tenant-specific improvements and only very specific tenants may be able to use such improvements, making the properties very difficult to re-lease in their current condition. Additionally, an interested tenant may demand that, as a condition of executing a lease for the property, we finance and construct significant improvements so that the tenant could use the property. This expense may decrease cash available for distribution, as we likely would have to (i) pay for the improvements up-front or (ii) finance the improvements at potentially unattractive terms.

Cash Flows from Operating Activities

As of December 31, 2024, we owned one property consisting of two adjacent office buildings in the state of Missouri, and two office properties located in the state of Indiana, one of which contains a retail component.

During the year ended December 31, 2024, net cash flow provided by operating activities was $3,790,141. Cash flows from operating activities could increase in future periods if we have future acquisitions of real estate.

Cash Flows from Investing Activities

Net cash provided by investing activities was $8,372,752 for the year ended December 31, 2024, and consisted of the following:

•	$9,239,579 Proceeds from disposition of real estate investments (Laumeier I Property)

•	$(866,827) Additions to real estate investments

Cash Flows from Financing Activities

Net cash used by financing activities was $(13,327,377) for the year ended December 31, 2024, and consisted of the following:

•	$10,000,000 Proceeds from notes payable

• •	$(9,656,447) Principal repayments of secured notes payable $10,000 Proceeds from prospective investors

•	$673,483 Proceeds from issuance of Common Stock

•	$(649,009) Payments to repurchase Common Stock

•	$(1,369,545) Dividends paid on Common Stock

•	$32,395 Contributions from noncontrolling interests

•	$(12,198,879) Distributions to noncontrolling interests

•	$(169,375) Payments of financing costs

Results of Operations

The SEC qualified our initial offering statement for the Offering effective on September 13, 2017 and post-qualification amendments (“PQAs”) on September 27, 2018 and October 30, 2019. The SEC qualified a subsequent offering statement for the Offering on November 16, 2020 and related PQAs on October 19, 2021 and October 19, 2022. The SEC qualified a subsequent offering statement for the Offering on February 8, 2024 and related PQA on January 10, 2025.

Based on a comparison of the year ended December 31, 2024 versus the year ended December 31, 2023, both revenues and expenses changed as follows:

•	Total revenue decreased by $455,545 to $11,643,296 as a result of the sale of Laumeier I, offset by a full year of rental revenue generated from the MJ Property;

•	Operations and maintenance increased by $224,777 to $2,547,676 as a result of increased landscaping, utilities, and repairs and maintenance expense related to the MJ Property;

•	Real estate taxes and insurance decreased by $86,545 to $1,631,984 as a result of the sale of Laumeier I, offset by a full year of activity at the MJ Property;

•	Property management fees decreased by $114,810 to $307,020 as a result of a decrease in revenues due to the sale of Laumeier I;

•	General and administrative increased by $183,147 to $896,681 mainly as a result of an increase in professional fees;

•	Asset management fees increased by $63,990 to $534,461 as a result of an increase in the Company’s net asset value, which is the basis for the calculation of the fees;

•	Depreciation and amortization decreased by $56,832 to $4,155,412 as a result of the sale of Laumeier I, offset by a full year of activity at the MJ Property; and

•	Net interest expenses decreased by $254,789 to $1,603,235 as a result of a paydown to the principal amount of the Truist Note Payable facilitated by the sale of Laumeier I, offset by the new Servbank loan entered into by the MJ Property.

We expect that rental income, tenant reimbursements, other income, operations and maintenance, real estate and insurance, property management fees, general and administrative fees, asset management fees, depreciation and amortization, and net interest expenses will increase in future periods if we acquire more real estate properties.

Outlook and Recent Trends

We believe that the intermediate and long-term market for investment in select commercial real estate properties is compelling from a risk-return perspective. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns.

For more information regarding market conditions, please see “Investment Objectives and Strategy” in our Offering Circular here.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These assumptions will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Please refer to “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements included in this Annual Report for more discussion of our accounting policies and procedures.

Item 3. Directors and Officers

Change of Control of the Manager

On May 31, 2022, the Manager underwent a change in control whereby 100% of the Manager’s interests previously held by Tryperion Partners, LLC (“Partners”), the Company’s original sponsor, was assigned to Tryperion Holdings LLC (“Holdings”) (the “Reorganization”). Holdings is wholly-owned by Jeffrey Karsh (“Karsh”), one of the three principals of Partners. Karsh, together with Joseph Kessel (“Kessel”) and Eliot Bencuya (“Bencuya”) were the original principals of Partners who were also officers and directors of the Company.

In connection with the Reorganization, the Support Agreement between Partners and the Manager was terminated and the Manager entered into a new Support Agreement with Interamar Manager LLC (“Interamar”). Interamar is wholly-owned by Mr. Kessel and provides the Manager with services that are similar to those previously provided by Partners. The cost of the Interamar services were paid by Holdings through the initial term of the two-year contract which expired on May 31, 2024. Effective June 1, 2024, the Manager executed an Amendment to the Support Agreement with Interamar for asset management services for a term of 7 months through December 31, 2024 for a fee of $8,500 per month to be paid by the Company. On September 30, 2024, the Support Agreement with Interamar was terminated and no fees were paid by the Company beyond this date.

Change in Sponsor

As a result of the Reorganization, Holdings replaced Partners as the “Sponsor” of the Company’s Regulation A Offering.

Our Manager

The Company operates under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager has established an investment committee that makes decisions with respect to all acquisitions and dispositions. Our Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Company follows investment guidelines adopted by our Manager and the investment and borrowing policies set forth in our Offering Circular, unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement and the Management Agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our stockholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. The Manager is subject to the supervision and direction of our board of directors.

Executive Officers and Directors

In connection with the Reorganization, Kessel resigned as a director and Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer of the Company. Following Kessel’s resignation, the board of directors appointed Justin Fromm to fill Kessel’s remaining term. Following the Reorganization, Karsh has served as the Chief Executive Officer and Janet Pudelko has served as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer. Bencuya served as Chief Investment Officer from the date of Reorganization through September 20, 2023 when he resigned as director and Chief Investment Officer. He was replaced on the board by Gregory Rollman who served his remaining term. Karsh assumed the role of Chief Investment Officer. Andrew Kowell served as Chief Operating Officer of the Company from the date of Reorganization through July 1, 2024 when he resigned from the position and was replaced by Kyle Schulman.

For additional information regarding the Reorganization, see the Company’s June 1, 2022 supplement to its Offering Circular here, the September 20, 2023 supplement to its Offering here, and the July 1, 2024 supplement to its Offering here.

For more information regarding our Executive Officers and Directors, please see “Management” in our PQA, qualified on January 10, 2025, here.

Officers of Our Manager

The following table sets forth certain information with respect to the executive officers of our Manager.

Officer	Age	Position Held with Our Manager
Jeffrey Karsh	37	Chief Executive Officer and Chief Investment Officer, Member of Investment Committee
Janet Pudelko	48	Chief Financial Officer, Member of Investment Committee
Kyle Schulman	32	Chief Operating Officer, Member of Investment Committee

Manager Biographical Information

Set forth below is biographical information for the executive officers of our Manager.

•	Jeffrey Karsh. Mr. Karsh serves as Chief Executive Officer of our Manager and has served as a partner of our Original Sponsor since co-founding it in April 2013 and is the owner of our Sponsor. Mr. Karsh also serves as a member of our Manager’s investment committee. Prior to forming our Original Sponsor, Mr. Karsh served on the acquisitions team at Canyon Capital Realty Advisors and the Canyon-Johnson Urban Funds, where he was responsible for underwriting, structuring and executing value-add and opportunistic transactions. He holds a Bachelor of Arts degree in Political Science from the University of Pennsylvania.

•	Janet Pudelko. Ms. Pudelko was hired by the Original Sponsor in 2019 and continues to serve the Company with the Sponsor. Ms. Pudelko was previously a Senior Manager at Ernst & Young LLP in the Financial Accounting Advisory Services group, where she was responsible for providing technical accounting assistance to clients primarily within the real estate sector related to transactions, financial reporting, and newly issued accounting standards. Prior to joining Ernst & Young LLP, Ms. Pudelko was a Controller for Colony Capital, Inc., as well as an auditor for a national accounting firm. She graduated cum laude from the University of Massachusetts, Amherst with a Bachelor of Science and holds a Master of Business Administration from the University of California, Irvine. Ms. Pudelko is a Certified Public Accountant (inactive) in the state of California and a member of the American Institute of Certified Public Accountants.

•	Kyle Schulman. Mr. Schulman was hired by the Sponsor in June 2024 and serves as the Chief Operating Officer of the Company overseeing Asset Management. His primary responsibility is business plan execution where he drives value through active oversight of property operations, financial management and the exploration and implementation of innovative technologies. Mr. Schulman was previously a Vice President, Asset Management at TPG Angelo Gordon where he focused on the West Coast region across all major asset classes. Mr. Schulman graduated cum laude from the University of California, Los Angeles with a degree in Business Economics and minors in Accounting and Environmental Systems & Society. Mr. Schulman maintains an active California Department of Real Estate Salesperson license, is a LEED Green Associate, and holds a Certified Public Accountant license in the state of California.

Compensation of Executive Officers

The Company does not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Mr Karsh and Ms. Pudelko also serve as executive officers of our Manager and our Sponsor. We do not pay any compensation directly to such executive officers.

The executive officers of the Manager receive compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, such executive officers will participate in managing our day-to-day affairs, overseeing the review, selection and recommendation of investment opportunities, servicing acquired investments and monitoring the performance of these investments to ensure  that they are consistent with our investment objectives. Effective June 1, 2022, the Manager waived earning an asset management fee attributable to shares owned by Mr. Karsh.

Compensation of Directors

A member of our board of directors who is also an employee of our Manager or our Sponsor is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Our board of directors has the authority to fix the compensation of any non-executive directors that may serve on our board of directors in the future. Our board of directors may pay compensation to directors for services rendered to us in any other capacity. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings, if any, including meetings of our Manager’s investment committee. We have not made any payments to any of our directors to date.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular here.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Shareholders

The following table sets forth the beneficial ownership of our Common Stock and shares of our Common Stock into which limited partnership interests (“OP Units”) in the Operating Partnership are exchangeable, as of April 4 2025 for each person or group that holds more than 10% of our Common Stock or combined outstanding Common Stock and OP Units, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

	Common Stock		Common Stock and OP Units
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares and OP Units(2)
10% Stockholders(3):
Bruce Karsh(5)	—	—	1,997,615	35.46%
Executive Officers and Directors:
Jeffrey Karsh(4/6)	7,500	*	1,659,695	29.46%
Gregory Rollman	—	—	—	—
Justin Fromm	1,577	*	1,577	*
Janet Pudelko	—	—	—	—
Kyle Schulman	—	—	—	—

All directors and executive officers as a group (5 persons)	9,077	*	1,661,272	29.49%

* Represents less than 1.0%

1 Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person, directly or indirectly, has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, and/or “investment power,” which includes the power to dispose, or to direct the disposition of, such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

2 As of December 31, 2024, the total number of outstanding OP Units equaled 5,632,914 units.

3 In accordance with our charter, as amended, the board of directors has granted waivers to the 9.0% ownership limit, by value or number of shares, whichever is more restrictive, of our outstanding common stock (see “Description of Capital Stock and Certain Provisions of Maryland Law, our Charter and Bylaws—Restrictions on Ownership of Shares” in our Offering Circular here) to the Karsh family.

4 The 7,500 shares of common stock for which beneficial ownership is attributed to Jeffrey Karsh is owned of record by the Original Sponsor, which is equally beneficially owned and controlled by each of three partners, of which Mr. Karsh is an executive officer and director of the Company.  Consequently, the majority of voting and investing decisions with respect to shares of our common stock held by our Original Sponsor are controlled by Mr. Karsh and his other two partners.

5 Bruce Karsh’s address is 9595 Wilshire Blvd., Suite 1010, Beverly Hills, CA 90212. Each executive officer and director has an address in care of our principal executive offices at 9595 Wilshire Blvd., Suite 800, Beverly Hills, CA 90212.

6In connection with our acquisition of the MJ Property on September 28, 2023, Jeffrey Karsh contributed $17,754,444 of capital to the Operating Partnership in exchange for 2,532,731 OP Units at the then current offering price of $7.01 per Unit.  On October 15, 2024, we closed on a $10.0 million senior loan for a 5-year term at a 5.55% fixed interest rate. Net proceeds from the financing totaling $9.9 million were used by the Operating Partnership to redeem 1,385,136 OP Units issued to Jeffrey Karsh.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see “Related Party Transactions” in Item 7 “Financial Statements” below.

Item 6. Other Information

None.

Item 7. Financial Statements

Independent Auditor’s Report

To the Stockholders and the Board of Directors

1st stREIT Office Inc.

Opinion

We have audited the consolidated financial statements of 1st stREIT Office Inc., which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of 1st stREIT Office Inc. as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of 1st stREIT Office Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The consolidated financial statements of 1st stREIT Office Inc. for the year ended December 31, 2023, were audited by other auditors, who expressed an unmodified opinion on those statements on April 18, 2024.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about 1st stREIT Office Inc.’s ability to continue as a going concern for one year from the date the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of 1st stREIT Office Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about 1st stREIT Office Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

New York, New York

April 22, 2025

Independent Auditor’s Report

Stockholders and the Board of Directors

1st stREIT Office Inc.

Opinion

We have audited the consolidated financial statements of 1st stREIT Office Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2023, the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Las Vegas, Nevada

April 18, 2024

1st stREIT Office Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Real estate:
Land	$8,059,754	$9,721,813
Buildings and improvements	57,934,207	70,667,072
Tenant origination and absorption costs	12,583,741	14,820,033
Total real estate	78,577,702	95,208,918
Less: accumulated depreciation and amortization	(26,121,448)	(31,626,338)
Real estate, net	52,456,254	63,582,580

Cash	3,235,292	3,422,291
Restricted cash	386,790	1,364,275
Rents and other receivables, net	5,070,521	4,541,581
Other assets, net	186,953	188,028
Total assets	$61,335,810	$73,098,755

Liabilities and stockholders' equity
Liabilities:
Secured notes payable, net	$39,439,135	$39,129,119
Accounts payable, accrued and other liabilities	3,143,715	2,856,402
Unearned tenant rents	262,826	371,008
Security and investor deposits	580,443	514,439
Below-market leases, net	2,767,229	3,285,176
Due to affiliate	143,280	141,139
Total liabilities	46,336,628	46,297,283

Commitment and contingencies (Note 8)

Stockholders' equity:
Common stock, $0.01 par value, 900,000,000 shares authorized, 1,885,967 and 1,887,861 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	18,860	18,879
Additional paid-in capital	18,838,867	18,814,375
Cumulative distributions and net loss	(14,072,481)	(11,875,433)
Noncontrolling interests	10,213,936	19,843,652
Total stockholders' equity	14,999,182	26,801,472
Total liabilities and stockholders' equity	$61,335,810	$73,098,755

(See accompanying notes to the consolidated financial statements)

1st stREIT Office Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue:
Rental income	$11,643,296	$12,098,841

Expenses:
Operations and maintenance	2,547,676	2,322,899
Real estate taxes and insurance	1,631,984	1,718,529
Property management fees	307,020	421,830
General and administrative	896,681	713,534
Asset management fees to affiliate	534,461	470,471
Depreciation and amortization	4,155,412	4,212,244
Interest expense, net	1,603,235	1,858,024
Total expenses	11,676,469	11,717,531

Net (loss) income before other income	(33,173)	381,310

Other Income:
Gain on sale of real estate investment	1,403,849	-

Net income	1,370,676	381,310

Less: (Income) Add: loss attributable to noncontrolling interests	(2,613,550)	2,995,415

Net (Loss) income attributable to 1st stREIT Office Inc.	$(1,242,874)	$3,376,725

Basic and diluted (loss) gain per share of common stock	$(0.65)	$1.79

Weighted average shares of common stock outstanding – basic and diluted	1,901,188	1,890,815

(See accompanying notes to the consolidated financial statements)

1st stREIT Office Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

For the Years Ended December 31, 2024 and December 31, 2023

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Cumulative Distributions and Net Loss	Noncontrolling Interests	Total
Balance at December 31, 2022	1,885,138	$18,851	$18,687,683	$(14,525,515)	$6,298,575	$10,479,594
Proceeds from issuance of common stock	89,591	896	729,560	-	-	730,456
Offering costs	(86,868)	(869)	(602,868)	-	-	(603,737)
Common stock repurchases	-	-	-	-	17,754,444	17,754,444
Distributions to noncontrolling interests	-	-	-	-	(1,213,952)	(1,213,952)
Dividends declared on common stock	-	-	-	(726,643)	-	(726,643)
Net income attributable to 1st stREIT Office Inc.	-	-	-	3,376,725	-	3,376,725
Net loss attributable to noncontrolling interests	-	-	-	-	(2,995,415)	(2,995,415)
Balance at December 31, 2023	1,887,861	$18,879	$18,814,375	$(11,875,433)	$19,843,652	$26,801,472
Proceeds from issuance of common stock	98,731	948	672,535	-	-	673,483
Common stock repurchases	(100,625)	(966)	(648,043)	-	-	(649,009)
Contributions from noncontrolling interest	-	-	-	-	32,395	32,395
Distributions to noncontrolling interests	-	-	-	-	(12,275,661)	(12,275,661)
Dividends declared on common stock	-	-	-	(954,174)	-	(954,174)
Net loss attributable to 1st stREIT Office Inc.	-	-	-	(1,242,874)	-	(1,242,874)
Net income attributable to noncontrolling interests	-	-	-	-	2,613,550	2,613,550
Balance at December 31, 2024	1,885,967	$18,860	$18,838,867	$(14,072,481)	$10,213,936	$14,999,182

(See accompanying notes to the consolidated financial statements)

1st stREIT Office Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash flows from operating activities:
Net income	$1,370,676	$381,310
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of real estate investment	(1,403,849)	-
Straight-line rents	(324,230)	(140,908)
Depreciation	3,022,484	3,089,668
Amortization of in-place leases	564,874	709,964
Amortization of leasing commissions and legal costs	568,054	412,612
Amortization of below-market rents included in rental income	(515,770)	(305,410)
Amortization of deferred financing costs included in interest expense	72,885	80,573
Changes in net assets and liabilities:
Rents and other receivables, net	155,171	(519,666)
Other assets, net	561	(80,365)
Due from affiliate	-	12,987
Accounts payable, accrued and other liabilities	329,322	(108,142)
Unearned tenant rents	(108,182)	(56,830)
Security deposits	56,004	116,174
Due to affiliate	2,141	(44,043)
Net cash provided by operating activities	3,790,141	3,547,924

Cash flows from investing activities:
Acquisition of real estate investments	-	(17,954,863)
Additions to real estate investments	(866,827)	(1,452,273)
Proceeds from disposition of real estate investments, net of selling expense	9,239,579	-
Net cash provided by (used in) investing activities	8,372,752	(19,407,136)

Cash flows from financing activities:
Proceeds from secured notes payable	10,000,000	-
Principal repayments of secured notes payable	(9,656,447)	(646,978)
Net change in deposits from prospective investors	10,000	-
Proceeds from issuance of common stock	673,483	730,456
Payments to repurchase common stock	(649,009)	(603,737)
Dividends paid on common stock	(877,392)	(801,658)
Contributions from noncontrolling interests	32,395	17,754,444
Distributions to noncontrolling interests	(12,691,032)	(40,798)
Payments of financing cost	(169,375)	-
Net cash (used in) provided by financing activities	(13,327,377)	16,391,729

Net (decrease) increase in cash and restricted cash	(1,164,484)	532,517
Cash and restricted cash at beginning of year	4,786,566	4,254,049
Cash and restricted cash at end of year	$3,622,082	$4,786,566

1st stREIT Office Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Continued)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash	$3,235,292	$3,422,291
Restricted cash	386,790	1,364,275
Total cash and restricted cash	$3,622,082	$4,786,566

Supplemental disclosure of cash flow information
Cash paid for interest	$1,437,830	$1,777,452

Supplemental disclosure of noncash investing and financing activities:
Additions to real estate investments included in accounts payable, accrued and other liabilities	$-	$162,348
Distributions to noncontrolling interest included in accounts payable, accrued and other liabilities	$1,095,101	$1,510,472
Dividends declared on common stock included in accounts payable, accrued and other liabilities	$248,492	$171,710
Disposition of real estate investments, net of accumulated depreciation and amortization of $9,660,302	$7,804,820	$-

(See accompanying notes to the consolidated financial statements)

1st stREIT Office Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2024

1.	Organization and Nature of Business

Formation

1st stREIT Office Inc. (the “Company”), a Maryland corporation, was formed on November 9, 2016 (inception) pursuant to its Articles of Incorporation (as amended and restated and further amended, the “Charter”). The Company has elected to be taxed as a real estate investment trust (“REIT”) commencing with the taxable year ended December 31, 2017. The Company’s Charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which 900,000,000 shares are designated as shares of common stock, $0.01 par value per share, (“Common Stock”) and 100,000,000 shares designated as preferred stock (“Preferred Stock”). As of December 31, 2024 the Company had not issued any Preferred Stock.

The Company is currently offering a maximum of up to $47.2 million in shares of Common Stock to our existing investors only pursuant to our Distribution Reinvestment and Optional Cash Purchase Plan (the “Plan”) on a “best efforts maximum” basis. The per share purchase price is adjusted every fiscal quarter and, as of January 1st, April 1st, July 1st and October 1st of each year, will equal the Company’s net asset value (“NAV”) divided by the number of shares of Common Stock outstanding as of the end of the prior fiscal quarter on a fully diluted basis (NAV per share). Prior to November 16, 2020, the per share purchase price was the greater of (i) $10.00 per share or (ii) the Company’s NAV per share. The per share purchase price for any shares that may be sold pursuant to the Plan will be equal to the NAV per share. The minimum investment amount of Common Stock for the Optional Cash Purchase part of the Plan is $100 based on the then current NAV per share. The Company may terminate the offering at any time. The per share offering purchase price of the Company’s Common Stock that was effective for the period from October 1, 2024 to December 31, 2024 was $7.14 per share and the NAV for the same quarter was $7.14 per share. As of April 1, 2025, the NAV is $6.841 per share.

The table below shows the Company’s historical NAV per Share1 for the years ended December 31, 2024 and 2023.

Date	NAV Per Share
March 31, 2023	$7.01

June 30, 2023	$7.01

September 30, 2023	$7.03

December 31, 2023	$7.10

March 31, 2024	$7.14

June 30, 2024	$7.14

September 30, 2024	$7.14

December 31, 2024	$6.84

The Company was organized to originate, invest in and manage a portfolio of primarily office properties. The Company may also invest, to a limited extent, in real estate-related assets, including (1) equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private real estate companies such as other REITs and other real estate operating companies, (2) debt securities such as commercial mortgages, mortgage loan participations, commercial mortgage-backed securities and debt securities issued by other real estate companies, (3) mezzanine loans, bridge loans and certain non-U.S. dollar denominated securities and (4) commercial property types other than office properties.

The Company holds its investments through 1st stREIT Office Operating Partnership LP (the “Operating Partnership”) and the Operating Partnership’s special purpose wholly-owned limited liability companies (“Subsidiaries”), some of which may have rights to receive preferred economic returns. The Operating Partnership was formed on February 22, 2017 whereby the Company was the sole general partner of, and at such time owned a 99.0% partnership interest in the Operating Partnership. A wholly owned subsidiary of the Company, 1st stREIT Office Limited Partner LLC (the “Initial LP”) formed on February 22, 2017, owned the remaining 1.0% interest in the Operating Partnership as its initial limited partner. The Company effectively owns 33.48% of the membership interests in the Operating Partnership and acts as the managing member, exercising full responsibility and control over the day-to-day activities of the entity.

1 NAV is unaudited

The business affairs of the Company are managed by or under the direction of the Company’s board of directors. Subject to certain restrictions and limitations, SW Manager, LLC, an affiliate of the Company, was engaged by the board of directors to manage the Company pursuant to a management agreement effective June 22, 2017. On May 31, 2022, the Manager underwent a change in control whereby 100% of the Manager’s interests previously held by Tryperion Partners, LLC, the Company’s original sponsor (“Partners” or “Original Sponsor”), was assigned to Tryperion Holdings LLC (“Holdings” or “Sponsor”) (the “Reorganization”). Prior to the Reorganization, the Manager was a wholly-owned subsidiary of Partners which provided asset management, marketing, investor relations and other administrative services on the Company’s behalf, through a support agreement between the Manager and the Original Sponsor, wherein the Original Sponsor provided the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under the Management Agreement. In connection with the Reorganization, the Support Agreement between Partners and the Manager was terminated and the Manager entered into a new Support Agreement with Interamar Manager, LLC (“Interamar”). Interamar is wholly-owned by Joseph Kessel, one of the three principals of Partners and provided the Manager with services through September 30, 2024 that were similar to those previously provided by Partners. For the period from June 2022 through May 2024, the cost of Interamar’s services were paid by Holdings. For the period from June 2024 through the termination of the Support Agreement with Interamar on September 30, 2024, the cost of the services provided by Interamar were paid by the Company.

Laumeier Transaction

On April 13, 2017, management formed three special purpose entities wholly owned by the Operating Partnership (“1SO Laumeier I LLC”, “1SO Laumeier II LLC” and “1SO Laumeier IV LLC” collectively referred to as “Laumeier Entities”).

On May 30, 2017, an unsecured affiliate note payable (“Affiliate Note Payable I”) was issued by the Original Sponsor to the Operating Partnership in the amount of $20,700,000.

On May 31, 2017 (the “Transaction Date”), the Laumeier Entities each respectively purchased three office properties (“Laumeier I”, “Laumeier II” and “Laumeier IV” collectively referred to as the “Laumeier Properties”) located in St. Louis, Missouri from three affiliate investment entities (“TREF I Laumeier I LLC”, “TREF I Laumeier II LLC” and “TREF I Laumeier IV LLC” collectively referred to as “Original Sponsor Affiliate Entities”). The Original Sponsor Affiliate Entities were managed by an affiliate of the Original Sponsor, Tryperion RE Fund I Manager, LLC (“Former Manager”).

On June 22, 2017, certain investors of the Original Sponsor Affiliate Entities (“Reinvesting OP Partners” and, together with the Initial LP, collectively, the “Limited Partners”) reinvested their sale proceeds received from the sale of the Laumeier Properties by purchasing limited partnership interests (“OP Units”) in the Operating Partnership. Proceeds raised from the Reinvesting OP Partners were used to fully retire the Affiliate Note Payable I on June 22, 2017.

Laumeier I Disposition

On February 27, 2024, the Company sold the Laumeier I property to BJC Health System for a purchase price of $9.9 million. Net proceeds after closing costs of $9.2 million were used to paydown a portion of the outstanding loan balance of the Truist Note Payable that encumbers the remainder of the Laumeier Property. See Note 4 – Debt – Secured Note Payable – Truist Real Estate Funding LLC.

Allied Acquisition

On September 12, 2018, management formed 1SO Midtown Carmel LLC, a special purpose entity wholly owned by the Operating Partnership (“Midtown”).

On January 18, 2019, an unsecured affiliate note payable (“Affiliate Note Payable II”) was issued by the Original Sponsor to the Operating Partnership in the amount of $15,150,000. The Affiliate Note Payable II was repaid over time and was extinguished on February 28, 2022.

On January 18, 2019, Midtown purchased a 142,147 square foot office and mixed-use property located in Carmel, Indiana (the “Allied Property”).

MJ Acquisition

On July 27, 2023, management formed 1SO Midtown III LLC, a special purpose entity wholly owned by the Operating Partnership (“Midtown III”).

On September 28, 2023, 1SO Midtown III LLC purchased a 77,248 square foot office building (the “MJ Property”) along with an obligation to fund 60% of expenses for an adjacent garage located in Carmel, Indiana, that is available for use by the tenants of the MJ Property as well as a multifamily complex nearby. The MJ Property was purchased for $17,850,000, which the Company funded using $17,754,444 of capital, net of closing costs, contributed to the Operating Partnership by Jeffrey Karsh, CEO, in exchange for 2,532,731 OP Units at a per Unit price of $7.01.

Distributions

During the year ended December 31, 2024, the Company paid cash distributions to non-controlling interests in the amount of $12,691,032 related to operations of the Laumeier Properties, the Allied Property, and the MJ Property. As of December 31, 2024, $1,095,101 of distributions to non-controlling interests were declared but not paid and are included in accounts payable, accrued and other liabilities. See Note 6 – Related Party Transactions below for additional information regarding accrued distributions.

On October 17, 2024, the Company used loan proceeds of $9,889,871 to redeem 1,385,136 OP Units from Jeffrey Karsh. See Note 4 – Secured Note Payable – Servbank, SB and below for additional information regarding this distribution.

During the year ended December 31, 2023, the Company paid cash distributions to non-controlling interests in the amount of $40,798 related to operations of the Laumeier Properties and the Allied Property. As of December 31, 2023, $1,510,472 of distributions to non-controlling interests were declared but not paid and are included in accounts payable, accrued and other liabilities.

As of December 31, 2024, the Company raised approximately $21,684,039 in capital from 1,553 investors (not including the $75,000 in private placements to the Original Sponsor and the $2,479,697 in stock redemptions paid). As of December 31, 2024, the Company owns 1,885,967 OP Units, and the total number of outstanding OP Units was 5,632,914 giving the Company an effective ownership interest of 33.48% in the Operating Partnership. The common stockholders of the Company can redeem their shares after a one-year lockout period. Redemptions prior to the fifth anniversary of the share purchase are subject to discount. See “Redeemable Common Stock” below and “Stockholder Redemption Plan” in our Offering Circular here. As the Company raises capital, additional OP Units will be issued to the Company.

As of December 31, 2023, the Company raised approximately $21,010,556 in capital from 1,538 investors (not including the $75,000 in private placements to the Original Sponsor and the $1,830,687 in stock redemptions paid). As of December 31, 2023, the Company owns 1,887,861 OP Units, and the total number of outstanding OP Units was 7,015,344 giving the Company an effective ownership interest of 26.91% in the Operating Partnership.

See Note 2 Summary of Significant Accounting Policies – Distribution Policy regarding dividends paid to stockholders.

Offering and Filings

On June 30, 2017, the Company’s Form 1-A was filed with the Securities and Exchange Commission (the “SEC”) with respect to a public offering (the “Offering”) of up to $50 million in Common Stock. The SEC declared the Offering to be qualified on September 13, 2017 and post-qualification amendments (“PQA”) were qualified by the SEC on September 27, 2018 and October 30, 2019. The SEC qualified a subsequent offering statement for the Offering effective November 16, 2020 and related PQAs on October 19, 2021 and October 19, 2022. The SEC qualified a subsequent offering statement for the Offering on February 8, 2024 and related PQA on January 10, 2025.

The Company plans on issuing up to 4,720,000 shares of Common Stock in the Offering in addition to the 7,500 shares of Common Stock previously issued in private placements to the Original Sponsor at a price per share that equals the Company’s NAV divided by the number of shares of Common Stock outstanding as of the end of the prior fiscal quarter on a fully diluted basis including those purchased pursuant to the Distribution Reinvestment and Optional Cash Purchase Plan. The board of directors may increase the number of authorized shares of capital stock without stockholder approval.

As of December 31, 2024, the Company has not established any taxable REIT subsidiary (“TRS”) or qualified REIT subsidiary (“QRS”), though it may form such entities as required in the future to facilitate certain transactions that might otherwise have an adverse impact on the Company’s status as a REIT.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

GAAP requires any subsidiaries or affiliates under common control to be consolidated. In addition, entities are evaluated to determine whether they qualify as a variable interest entity (“VIE”). A VIE is an entity that either (i) lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) whose equity holders lack the characteristics of a controlling financial interest, or (iii) is established with non-substantive voting rights.

The Company’s operating subsidiary, Operating Partnership, is a limited partnership. The Company effectively owns 33.48% of the membership interests in the Operating Partnership and acts as the managing member, exercising full responsibility and control over the day-to-day activities of the entity. The noncontrolling interests in the Operating Partnership do not have substantive liquidation rights, substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of noncontrolling interest members (including by such member unilaterally). The absence of such rights, which represent voting rights in a limited partnership, would render the Operating Partnership to be a VIE. The Company, as managing member, has the power to direct the core activities of the Operating Partnership that most significantly affects the Operating Partnership’s performance and has both the right to receive benefits from and the obligation to absorb losses of the Operating Partnership. Accordingly, the Company is the primary beneficiary of the Operating Partnership and consolidates the Operating Partnership and its subsidiaries, in addition to the Initial LP.

The Company accounts for its noncontrolling interest in the Operating Partnership utilizing the Hypothetical Liquidation at Book Value (“HLBV”). It is commonly applied to real estate ventures where cash distribution percentages may vary at different points in time and are not directly linked to an investor’s ownership percentage. Applying the percentage ownership interest to GAAP net income or loss to controlling and noncontrolling interests does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. The Company uses the HLBV method for the Operating Partnership as the liquidation rights and priorities differ from what is reflected by the underlying percentage ownership interests.

GAAP requires transfers of property under common control to be presented as of the earliest period presented. It was determined that the Laumeier Properties were under common control for the period November 9, 2016 (inception) through the Transaction Date thus the Laumeier transaction was recorded as a change in reporting entity (rather than a sale of the Laumeier Properties and purchase of OP Units). These consolidated financial statements reflect the inherited net assets from the Original Sponsor Affiliate Entities as of November 9, 2016.

As the Company conducts its business and holds its assets and liabilities through the Operating Partnership, the total assets and liabilities of the Operating Partnership represent substantially all of the total consolidated assets and liabilities of the Company. All significant intercompany balances and transactions are eliminated in consolidation. Management of the Company believes all the necessary adjustments have been made to the statements of operations in order to make these financial statements not misleading.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in commercial banks and money market investments with original maturities of 90 days or less, respectively. Balances on deposit are ensured by the Federal Deposit Insurance Corporation (“FDIC”) up to specified limits. Balances in excess of FDIC limits are uninsured. The Company places its cash with an established financial institution which Management believes mitigates credit risk. As of December 31, 2024, the Company has not experienced any losses in such accounts and monitors the creditworthiness of the financial institutions with which it conducts business. The Company believes there is no significant credit risk with respect to its cash balances.

Restricted Cash

Restricted cash is comprised of reserve accounts for capital replacements, property taxes, and insurance. In certain cases, these restricted funds are either subject to supervision and disbursement approval by the Company’s lender or the terms of a lending agreement.

Diversification and Credit Risk

The investments of the Company are concentrated in one property with two adjacent office buildings in St. Louis, Missouri and two office properties in Carmel, Indiana, one of which has a retail component. Accordingly, the investments may be subject to more rapid changes in value than would be the case if the assets of the Company were widely diversified among varied investments or industry sectors. Furthermore, investments in real estate are concentrated in terms of region and investment type. This lack of diversification exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operations.

Management generally does not require collateral or other security from tenants, other than security deposits or letters of credit. However, since concentration of rental revenue from certain tenants exists, the inability of those tenants to make their payments could have an adverse effect on the Company.

Real Estate

Real Estate Acquisition Valuations

In accordance with ASC 805 – Business Combinations, the Company records acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, the Company records the acquisition as an asset acquisition. Under a business combination, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. Under asset acquisitions the costs of the assets acquired are allocated in proportion to their relative fair values on the date of acquisition. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred.

The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

The Company records above-market, below-market and in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining noncancelable terms of the respective lease, including any below-market renewal periods.

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.

The Company amortizes the value of tenant origination and absorption costs, which includes lease commissions, legal costs and in-place leases, to depreciation and amortization expense over the remaining noncancelable term of the respective lease.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income (loss).

Depreciation and Amortization

Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset and are expensed as incurred. Significant replacements and betterments are capitalized. The Company’s policy is to depreciate its assets over their estimated useful lives which generally are as follows:

Buildings	15 – 30 years
Building improvements	5 – 20 years
Land improvements	5 years
Tenant absorption costs	Remaining contractual lease term with consideration as to above- and below-market extension options for above- and below-market lease intangibles

Impairment of Real Estate and Related Intangible Assets and Liabilities

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. For the years ended December 31, 2024 and 2023, the Company did not record any impairment charges related to its real estate investments.

Revenue Recognition

The Company leases office space to tenants primarily under non-cancelable operating leases that generally contain provisions for minimum base rents plus reimbursement for certain operating expenses. New and modified leases are reviewed in accordance with our Lease Accounting policy. The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and records amounts expected to be received in later years as deferred rent receivable, which is included in rents and other receivables on the consolidated balance sheets. If the lease provides for tenant improvements, management determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that a tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

Tenant reimbursements, which is comprised of additional amounts collected from tenants for the recovery of certain operating expenses, including repair and maintenance, property taxes and insurance, and capital expenditures, to the extent allowed pursuant to the lease, are recognized as revenue when the additional rent is due. Tenant reimbursements are charged to the tenants in equal installments throughout the year based on the Company’s estimate of the property’s operating expenses for the year. At least annually, the Company reconciles the amount of additional rent paid by the tenants during the year to the actual amount of recoverable operating expenses incurred. The difference, if any, is either charged or credited to the tenants pursuant to the provisions of the lease. In certain instances, the lease may restrict the amount the Company can recover from the tenant such as a cap on certain or all property operating expenses. These reimbursements are recorded on the accompanying consolidated statements of operations as “Rental Income” for all periods presented in accordance with the Company’s adoption of ACS 842.

Lease Accounting

On January 1, 2021, the Company adopted ASC 842 using the modified retrospective approach and elected to apply the provisions as of the date of adoption on a prospective basis. Upon adoption of ASC 842, we elected the package of three practical expedient which allowed us to not reassess as of January 1, 2021 (i) whether expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, and (iii) the treatment of initial indirect costs relating to any existing leases.

Upon adoption of ASC 842, the Company elected the practical expedient permitting lessors to elect by class of underlying asset to not separate lease and non-lease components (such as common area maintenance costs) if both of the following criteria are met: (1) the timing and pattern of transfer of the lease and non-lease component(s) are the same and (2) the lease component would be classified as an operating lease if it were accounted for separately. In addition, if both criteria are met, the combined component is accounted for under ASC 842 if the lease component is the predominant component of the combined component. If this threshold is not met, then the combined component is accounted for in accordance with the revenue recognition standard. The Company determined that all the criteria for its existing leases were met to qualify for this practical expedient. As a result, the Company has accounted for and presented all rental income earned related to its operating leases as a single line item, “Rental Income,” in the consolidated statements of operations for all periods presented.

ASC 842 requires lessors to record revenue and expenses on a gross basis for lessor costs (such as real estate taxes) when these costs are reimbursed by a lessee. If the lessee pays lessor costs directly to a third party on behalf of the lessor, then the lessor is required to record revenues and expenses on a net basis for lessor costs. The Company has historically recorded revenues and expenses for lessor costs on a gross basis and no change was required upon the adoption of ASC 842.

Upon the adoption of ASC 842, new or modified leases are reviewed on their start date to determine whether they meet the qualifications of an operating lease and the requisite term of the lease.

The Company has no significant leases subject to Lessee guidance under ASC 842.

Rents and Other Receivables

Rents and other receivables consists of tenant receivables, reimbursements, deferred tenant lease incentives and straight-line rent. As of December 31, 2024 and 2023, straight-line rent was $2,639,236 and $2,315,006, respectively. Accounts receivable are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that management’s estimate of the allowance will change. As of December 31, 2024 and 2023, management estimated that no allowance was required.

Other Assets

Other assets consist of prepaid expenses, utility deposits, computer software, and furniture. Computer software is recorded at cost and is amortized over an estimated useful life of three years. In January 2021, the Company invested $22,500 in computer software. As of December 31, 2024 and 2023, accumulated amortization of computer software and amortization expense was $22,500 and $21,986, respectively. For the years ended December 31, 2024 and 2023, the amortization expense for computer software was $514 and $7,507, respectively. Furniture is recorded at cost and is depreciated over an estimated useful life of seven years. As of December 31, 2024 and 2023, all furniture costs were fully depreciated.

Deferred Financing Costs

Deferred financing costs represent loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the consolidated balance sheet as a direct deduction from the carrying value of the associated debt liability. These costs are amortized to interest expense over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Fair Value Measurements

From time to time the Company may purchase interest rate caps, swaps or other financial instruments. Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company may be required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis. Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:,

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•	Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, the Company utilizes quoted market prices from independent third-party sources to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. As of December 31, 2024 and 2023, there were no assets or liabilities measured at fair value on a recurring or non-recurring basis on the accompanying consolidated balance sheets.

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

Even if the Company qualifies as a REIT for U.S. federal income tax purposes, the Company may be subject to some U.S. federal, state and local taxes on its income and property, as well as U.S. federal excise taxes on undistributed income. To the extent the Company is required to pay U.S. federal, state or local taxes due to the existing laws or changes to them, it will have less cash available for distribution to its stockholders.

As of December 31, 2024 and 2023, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. Neither the Company nor its subsidiaries has been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2024 and 2023. As of December 31, 2024, the tax returns for calendar year 2023, 2022, 2021, and 2020 remain subject to examination by major tax jurisdictions.

Distribution Policy

The Company intends, although is not legally obligated, to make regular quarterly distributions to holders of its shares at least at the level required to maintain REIT status unless the results of operations, general financial condition, general economic conditions or other factors inhibits the Company from doing so. Distributions are authorized at the discretion of the Company’s board of directors, which is directed, in substantial part, by its obligation to cause the Company to comply with the REIT requirements of the Internal Revenue Code.

The following table list the dividends declared and paid on the Company’s shares of Common Stock for the years ended December 31, 2024 and 2023.

	Total	Amount per		Dividend Paid
Period	Amount	Share/Unit	Period Covered	Date
First Quarter 2023	$210,387	$0.11	January 1, 2023 to March 31, 2023	April 6, 2023
Second Quarter 2023	$172,393	$0.09	April 1, 2023 to June 30, 2023	July 6, 2023
Third Quarter 2023	$172,154	$0.09	July 1, 2023 to September 30, 2023	October 6, 2023
Fourth Quarter 2023	$171,710	$0.09	October 1, 2023 to December 31, 2023	January 8, 2024
First Quarter 2024	$209,752	$0.11	January 1, 2024 to March 31, 2024	April 5, 2024
Second Quarter 2024	$247,639	$0.13	April 1, 2024 to June 30, 2024	July 8, 2024
Third Quarter 2024	$248,291	$0.13	July 1, 2024 to September 30, 2024	October 6, 2024
Fourth Quarter 2024	$248,491	$0.13	October 1, 2024 to December 31, 2024	January 10, 2025

Dividends that stockholders receive, and which are not designated by the Company as capital gain dividends, will generally be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. To the extent any portion of a stockholder’s distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of a stockholder’s investment (and potentially result in taxable gain upon a stockholder’s sale of the stock). Dividends that constitute a return of capital, in effect, defer a portion of a stockholder’s tax until their investment is sold or the Company is liquidated, at which time the stockholder will be taxed at capital gains rates. See the Offering Circular, which can be found here, under the headings “U.S. Federal Income Tax Considerations—Taxation of Stockholders – Taxation of Taxable Domestic Stockholders – Dividends” for an additional discussion of these rules. However, because each investor’s tax considerations are different, shareholders should also consult with their tax advisors.

Dilution

The Company’s board of directors may elect to (i) sell additional shares in this or future offerings; (ii) issue equity interests in private offerings; or (iii) otherwise issue additional shares of the Company’s capital stock. To the extent the Company issues additional equity interests depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of the Company’s real estate investments, stockholders may also experience dilution in the book value and fair value of their shares and in the earnings and dividends per share.

Redeemable Common Stock

The Company has adopted a stockholder redemption plan whereby, subject to certain restrictions and limitations, on a quarterly basis, stockholders may be provided the opportunity to have their shares of Common Stock redeemed by the Company. No shares can be redeemed under the stockholder redemption plan until after the first anniversary of the date of purchase of such shares by the applicable stockholder.

The purchase price for shares redeemed is based on the Company’s NAV per share, as identified under the stockholder redemption plan, and will be as follows:

Holding Period from Date of Purchase	Redemption Price
Less than 1 year	No redemption allowed
1 year until 2 years	90.0% of NAV
2 years until 3 years	92.5% of NAV
3 years until 4 years	95.0% of NAV
4 years until 5 years	97.5% of NAV
5 years or more	100% of NAV
In the event of a stockholder’s death or complete disability	100% of NAV

In addition, the redemption price will be reduced by the aggregate sum of distributions, if any, declared on the shares subject to the redemption request with record dates during the period between the quarter-end redemption request date and the redemption date.

Because the Company’s NAV per share will be calculated at the end of each quarter, the redemption price may change between the date the Company receives the redemption request and the date on which redemption proceeds are paid. As a result, the redemption price that a stockholder will receive may be different from the redemption price on the day the redemption request is made.

The Company cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests made in any quarter. In the event that the Company does not have sufficient funds available to redeem all of the shares of Common Stock for which redemption requests have been submitted in any quarter, the Company intends to redeem shares of Common Stock on a pro rata basis on the redemption date. In addition, if the Company redeems less than all of the shares subject to a redemption request in any quarter, with respect to any unredeemed shares, stockholders can: (i) withdraw their requests for redemption; or (ii) ask that the Company honor the request in a future quarter, if any, when such redemptions can be made pursuant to the limitations of the redemption plan when sufficient funds are available. Such pending requests will be honored on a pro rata basis along with any new requests received in that future quarter. For stockholders who hold shares of Common Stock with more than one record date, redemption requests will be applied to such shares in the order in which they were purchased, on a first in first out basis.

The Company is not obligated to redeem shares of Common Stock under the redemption plan. The Company presently intends to limit the number of shares to be redeemed during any calendar year to 5.0% of the weighted average number of shares of Common Stock outstanding during the prior calendar year (or 1.25% per quarter, with excess capacity carried over to later quarters in the calendar year). As of December 31, 2024 and 2023, the number of shares requested to be redeemed is 525,852 and 420,159, respectively, of which 318,124 and 221,474, respectively, have been redeemed. As of December 31, 2024, there are 207,728 shares still subject to redemption on a pro-rata basis.

The Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice, to protect Company operations and remaining stockholders, to prevent an undue burden on Company liquidity, to preserve the Company’s status as a REIT, following any material decrease in the Company’s NAV, or for any other reason. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve the Company’s status as a REIT. The Company has honored all redemption requests as of the date of this Annual Report in accordance with our Shareholder Redemption Policy.

Related Party Transactions

Organizational, Offering and Related Costs

Organization and offering costs of the Company were initially paid by the Original Sponsor on behalf of the Company. The Company and its stockholders, and not the Reinvesting OP Partners, initially anticipated reimbursing the Original Sponsor for organization and offering costs paid on behalf of the Company in an amount not to exceed 3% of the Common Stock value sold by the Company to the public in the Offering, which could equal up to approximately $1,500,000 if the maximum amount of Common Stock is sold. The Original Sponsor and Sponsor are required to pay or otherwise bear any organization and offering expenses that exceed 3% of the Common Stock value sold by the Company to the public in the Offering. An affiliate of the Original Sponsor, SW Office I LTIP, LLC (“LTIP Office I”) was initially expected to be entitled to receive Long Term Incentive Plan Units (“LTIP Units”) in the Operating Partnership with respect to any of such 3% that is not used to pay Company organization and offering costs following the termination of the Offering. These LTIP Units were to be issued at the Company’s NAV, divided by the number of shares of Common Stock outstanding as of the end of the prior fiscal quarter on a fully diluted basis (NAV per share). The LTIP Units could be issued at the sole discretion of the General Partner and would be subject to conversion based on certain terms as defined in the Operating Partnership Agreement. On May 25, 2023, Amendment No. 3 to the Management Agreement between the Manager and the Company was modified to remove the LTIP Unit provision payable to LTIP Office I. See Note 6 – Related Party Transactions  below.

When recorded by the Company, offering costs are charged to stockholders’ equity as such amounts are reimbursed to the Original Sponsor and Sponsor from the gross proceeds of the Offering.

Asset Management Fees

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Company pays the Manager a quarterly asset management fee at an annualized rate of 2.00%, which is based on the Company’s NAV at the end of each prior quarter.

Segments

The Company invests in multi-tenant income-producing office properties. The Company’s real estate properties are expected to exhibit similar long-term financial performance and have similar economic characteristics to each other. As of December 31, 2024 and 2023, the Company aggregated its investments in real estate into one reportable segment.

Per Share Data

Basic net income (loss) per share of Common Stock is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of Common Stock outstanding for the period. Diluted net income (loss) per share of Common Stock is computed by dividing net income (loss) attributable to common stockholders by the sum of the weighted average number of shares of Common Stock outstanding and any potential dilutive shares for the period. Diluted earnings per share of Common Stock equals basic earnings per share of Common Stock as there were no potentially dilutive shares outstanding for the years ended December 31, 2024 and 2023.

Square Footage, Occupancy and Other Measures

Square footage, occupancy and other measures used to describe real estate investments included in the Notes to Consolidated Financial Statements are presented on an unaudited basis.

Recent Accounting Pronouncements

Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, the Company has elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities. There were no new accounting standards adopted during the year ended December 31, 2024.

3.	Real Estate

Investments

As of December 31, 2024, the Company’s real estate portfolio consists of one property with two adjacent office buildings in the state of Missouri and two office properties in the state of Indiana, one of which has a retail component.

The following table provides a summary information regarding the Company’s real estate as of December 31, 2024:

Property	Location	Date Acquired[2]	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Laumeier II	St. Louis, MO	11/18/2013	Office	12,104,802	2,870,703	(9,299,449)	5,676,056
Laumeier IV	St. Louis, MO	11/18/2013	Office	5,801,171	1,936,854	(5,007,623)	2,730,402
Allied Property	Carmel, IN	01/18/2019	Office	30,596,347	5,314,507	(10,316,708)	25,594,146
MJ Property	Carmel, IN	09/28/2023	Office	17,491,641	2,461,677	(1,497,668)	18,455,650
				$65,993,961	$12,583,741	$(26,121,448)	$52,456,254

The following table provides a summary information regarding the Company’s real estate as of December 31, 2023:

Property	Location	Date Acquired[2]	Property Type	Land, Buildings and Improvements	Tenant Origination and Absorption Costs	Accumulated Depreciation and Amortization	Total Investment in Real Estate Property, Net
Laumeier I	St. Louis, MO	11/18/2013	Office	$14,725,762	$2,739,360	$(9,509,415)	$7,955,707
Laumeier II	St. Louis, MO	11/18/2013	Office	11,990,220	2,577,440	(8,626,714)	5,940,946
Laumeier IV	St. Louis, MO	11/18/2013	Office	5,826,156	1,898,425	(4,674,091)	3,050,490
Allied Property	Carmel, IN	01/18/2019	Office	30,372,141	5,267,396	(8,510,898)	27,128,639
MJ Property	Carmel, IN	09/28/2023	Office	17,474,606	2,337,412	(305,220)	19,506,798
				$80,338,885	$14,820,033	$(31,626,338)	$63,582,580

2 The acquisition date represents the date the Laumeier Properties were acquired by the Original Sponsor Affiliate Entities. See Note 2 above for discussion of presentation of assets transferred under common control and Note 10 for a summary of activity.

Revenue Concentration

As of December 31, 2024, the Company’s highest tenant concentration (greater than 10% of annualized base rent which is the contractual base rent as adjusted to reflect any rent abatement) was as follows:

		Effective	Percentage of
		Annualized	Annualized
Tenant	Property	Base Rent	Base Rent
Allied Solutions, LLC	Allied Property	$3,055,500	31.41%[3]
MJ Insurance, Inc.	MJ Property	1,045,081	10.74%

3Allied Solutions, LLC’s percentage annualized rent was 31.41% versus 28.96% rentable square footage of the entire portfolio.

As of December 31, 2024, no other tenants accounted for more than 10% of annualized base rents.

As of December 31, 2023, the Company’s highest tenant concentration (greater than 10% of annualized base rent which is the contractual base rent as adjusted to reflect any rent abatement) was as follows:

		Effective	Percentage of
		Annualized	Annualized
Tenant	Property	Base Rent	Base Rent
Panera,	Laumeier I	$2,953,436	23.83%[4]
Allied Solutions, LLC	Allied Property	3,001,500	24.21%

4Panera, LLC’s percentage annualized rent was 23.83% versus 24.04% rentable square footage of the entire portfolio.

As of December 31, 2023, no other tenants accounted for more than 10% of annualized base rents.

For the year ended December 31, 2024, the Company’s highest tenant concentration (greater than 10% of total revenue) was as follows:

		Tenant	Percentage of
Tenant	Property	Revenue[5]	Total Revenue
Allied Solutions, LLC	Allied Property	$3,263,828	31.71%
MJ Insurance, Inc.	MJ Property	1,235,296	12.00%

5 Tenant Revenue, defined as yearly rental income, excludes tenant reimbursements and other income.

For the year ended December 31, 2023, the Company’s highest tenant concentration (greater than 10% of total revenue) was as follows:

		Tenant	Percentage of
Tenant	Property	Revenue[5]	Total Revenue
Allied Solutions, LLC	Allied Property	$3,263,236	29.88%
Panera, LLC	Laumeier I	2,818,091	25.80%

As of December 31, 2024, the future minimum contractual rental income from the Company’s real estate investments under its noncancelable operating leases was as follows:

2025	$9,862,739
2026	9,598,076
2027	9,487,328
2028	8,041,100
2029	6,789,008
Thereafter	8,786,059
$52,564,310

Intangibles

As of December 31, 2024, the Company’s intangibles were as follows:

	Tenant Origination and Absorption Costs	Below- market lease intangibles
Cost	$12,583,741	$(4,480,115)
Accumulated amortization	(6,943,355)	1,712,887
Net amount	$5,640,386	$(2,767,229)

As of December 31, 2023, the Company’s intangibles were as follows:

	Tenant Origination and Absorption Costs	Below- market lease intangibles
Cost	$14,820,033	$(4,609,933)
Accumulated amortization	(8,503,773)	1,324,757
Net amount	$6,316,260	$(3,285,176)

Increases (decreases) in net income (loss) as a result of amortization of the Company’s tenant origination and absorption costs, above-market and below-market lease intangibles for the years ended December 31, 2024 and 2023, were as follows:

	Tenant Origination and Absorption Costs	Below- market lease intangibles
Year Ended December 31, 2024	$(1,091,933)	$513,831
Year Ended December 31, 2023	(1,122,576)	305,410

The remaining unamortized balance of these outstanding intangible assets and liabilities as of December 31, 2023 is estimated to be amortized for years ending December 31 as follows:

	Tenant Origination and Absorption Costs	Below- market lease intangibles
2025	$(1,112,699)	$512,428
2026	(1,029,765)	475,247
2027	(995,452)	465,143
2028	(904,501)	465,143
2029	(737,697)	377,727
Thereafter	(860,272)	471,541
	$(5,640,386)	$2,767,229

4.	Debt

Secured Note Payable – Truist Real Estate Funding LLC

In order to provide permanent refinancing for the Laumeier Properties, the Laumeier Entities obtained a $24,600,000 secured promissory note (“Truist Note Payable”) from Truist Real Estate Funding LLC (“Truist Lender”) (formerly BB&T) on May 31, 2017. The Truist Note Payable is secured by non-recourse deeds of trust, security instrument with assignments of rents and fixtures, and first priority lien interested on the Laumeier Properties. The Truist Note Payable bears interest at 4.40% per annum with interest-only monthly payments of $90,200 were due until July 1, 2019. Thereafter, monthly payments of principal and interest of $135,342 are due until June 1, 2027 (the “Maturity Date”). Any unpaid interest and principal are due at the Maturity Date. The Laumeier Entities may conditionally prepay the Truist Note Payable in full or in part prior to the Maturity Date (subject to certain provisions in the lending agreement). The note further requires that certain monthly escrow deposits be made to the Truist Lender.

For the years ending December 31, 2024 and 2023, the Laumeier Entities incurred interest expense of $642,531 and $1,026,690 (including $33,407 and $49,562 of amortized financing costs), respectively.

Pursuant to the Truist Loan Agreement, commencing in January 2023, Truist Lender required all cash flows from the Laumeier Properties to be swept to an interest-bearing account controlled by Truist Lender. The swept funds were to be used to pay for tenant reimbursements, leasing commissions, and debt service shortfalls at the Laumeier Properties.

As part of the Laumeier I sale on February 27, 2024, net proceeds after closing costs of $9.2 million were used to paydown the outstanding loan balance of the Truist Note Payable. The outstanding loan balance of the Truist Note Payable as of the sale date was $12,599,458. As a result of the paydown, the monthly payment to Truist which is composed of both principal and interest decreased from $135,342 to $83,351. In conjunction with the sale, Truist released funds to the Company that were being held as part of the cash sweep in the amount of $643,766 and ceased sweeping cash.

Secured Note Payable – Morgan Stanley Bank, NA

In order to provide permanent refinancing for the Allied Property, on January 18, 2019, Midtown obtained a $17,600,000 secured promissory note (“Morgan Stanley Note Payable”) from Morgan Stanley Bank, NA (“Morgan Stanley Lender”). The Morgan Stanley Note Payable is secured by a mortgage on the Allied Property, assignment of leases, rents and fixtures, security agreement, pledge of monies and conditions to grants and bears interest at 4.485% per annum. Interest-only payments are due monthly until February 6, 2029 (the “Maturity Date”). Any unpaid interest and principal are due at the Maturity Date. The note further requires that certain monthly escrow deposits be made to the Morgan Stanley Lender.

For the years ending December 31, 2024 and 2023, Midtown incurred interest expense of $833,527 and $831,334 (including $31,011 and $31,011 of amortized financing costs), respectively.

Secured Note Payable – Servbank, SB

In order to provide permanent financing for the MJ Property, on October 15, 2024, Midtown III obtained a $10,000,000 secured promissory note (“Servbank Note Payable”) from Servbank, SB. The Servbank Note Payable is secured by a mortgage on the MJ property, assignment of leases, rents and fixtures, security agreement, pledge of monies and conditions to grants and bears interest at 5.55% per annum. Commencing on December 1, 2024 and continuing for two years, interest-only payments are due monthly. Commencing on November 1, 2026, monthly payments of interest and principal are due until October 15, 2029 (the “Maturity Date”) with two options to extend the Maturity Date one year each if certain conditions are met. The Servbank Note Payable is guaranteed by the Company and requires a debt service covenants to be met on a semiannual basis beginning on December 31, 2025. For the period ended December 31, 2024, the Company met the liquidity requirements under the Servbank Note Payable.

The proceeds from the Servbank Note Payable, less closing costs, were used by the Operating Partnership to redeem OP Units issued to Jeffrey Karsh, the Company’s CEO, who funded the purchase of the MJ Property in exchange for OP Units. With this redemption, Mr. Karsh’s total OP Unit holdings were reduced from 3,036,831 to 1,651,695.

As of December 31, 2024 and 2023, the Company’s secured notes payable consisted of the following:

	Borrower(s)	Lender	Principal Balance	Unamortized Deferred Financing Costs	Total	Interest Rate	Maturity Date
2024	Laumeier Entities	Truist Real Estate Funding LLC	$12,198,219	$(72,844)	$12,125,375	4.400%	June 1, 2027
2024	Midtown Carmel	Morgan Stanley Bank, N.A.	17,600,000	(125,334)	17,474,666	4.485%	February 6, 2029
2024	Midtown III	Servbank, SB	10,000,000	(160,906)	9,839,094	5.550%	October 15, 2029
			$39,798,219	$(359,084)	$39,439,135

2023	Laumeier Entities	Truist Real Estate Funding LLC	$21,854,667	$(169,203)	$21,685,464	4.400%	June 1, 2027
2023	Midtown Carmel	Morgan Stanley Bank, N.A.	17,600,000	(156,345)	17,443,655	4.485%	February 6, 2029
			$39,454,667	$(325,548)	$39,129,119

The summarized future principal repayments of the Company’s secured note payable as of December 31, 2024, is estimated to be as follows for the years ending December 31:

Secured Notes Payable
2025	$513,312
2026	506,843
2027	11,323,002
2028	141,729
2029	27,313,333
Total principal	39,798,219
Deferred financing costs, net	(359,084)
Total	$39,439,135

5.	Fair Value Disclosures

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, restricted cash, rents and other receivables, deposits and other assets, due from affiliate, accounts payable, accrued and other liabilities, unearned tenant rents, security and investor deposits and due to affiliate: these balances approximate their fair values due to the short maturities of these items.

Debt:  The fair value of the Company’s notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 2 inputs. As of December 31, 2024, the fair value of the Truist Note Payable was determined to be $11,340,078, the fair value of the Morgan Stanley Note Payable was determined to be $15,572,683, and the fair value of the ServBank Note Payable was determined to be $9,119,258.

6.	Related Party Transactions

Pursuant to the Management Agreement between the Company and the Manager, the Company is obligated to reimburse the Original Sponsor for organization and offering costs in an amount not to exceed 3% of the Common Stock value sold by the Company to the public in the Offering, which could equal up to approximately $1,500,000. As of December 31, 2024 and 2023, $421,615 and $421,615, respectively, in organization and offering costs have been paid by the Company since inception and recorded in the consolidated statement of stockholders’ equity and $1,078,385 and $1,078,385, respectively, in organizational and offering costs were waived by the Original Sponsor.

As of December 31, 2024 and 2023, $276,952 and $128,777, respectively, in reimbursable management costs that were included in general and administrative and real estate taxes and insurance on the consolidated statements of operations, have been paid by the Original Sponsor and Sponsor and incurred and reimbursed by the Company to the respective parties.

For the years ending December 31, 2024 and 2023, the Company incurred asset management fees due to the Manager of $568,972 and $470,471, respectively, of which $143,280 and $141,139, respectively, remained unpaid. Effective June 1, 2022, the Manager waived earning an asset management fee attributable to any shares owned by Jeffrey Karsh, CEO.

On December 12, 2022, the board of directors of the Company announced that certain limited partners (the “Deferring Limited Partners”) of the Operating Partnership had agreed to defer receipt of cash distributions from the Operating Partnership (“Deferred Distribution Amount”). Such deferred amounts were intended to (i) pay dividends to the Company and the other limited partners of the Operating Partnership and (ii) fund capital improvements. The Limited Partnership Agreement of the Operating Partnership was amended to reflect the terms of the deferral program related to the Deferred Distribution Amount. The Deferred Distribution Amount began with the fourth quarter 2022 distribution and continued through the fourth quarter 2023 distribution. Beginning with the first quarter of 2024, the Deferring Limited Partners are being paid current on the declared dividends.

The Deferring Limited Partners are entitled to receive the Deferred Distribution Amount without interest upon a notice of request by the Deferring Limited Partner (“Notice”), and future dividends from the Company may be reduced in order to repay the Deferred Distribution Amount, although dividends will not be reduced below the level required to maintain our status as a REIT. The deferral will not otherwise affect the rights of any of the limited partners.

On March 13, 2024, in conjunction with the Laumeier I sale, Deferred Distribution Amounts totaling $643,732 were paid to the Deferred Limited Partners. As of December 31, 2024, $607,997 of Deferred Distribution Amounts remains payable to the Deferred Limited Partners.

Any such Deferred Distribution Amount will be paid to a Deferring Limited Partner from available cash as determined by the Manager after giving consideration to the operating expenses and other obligations of the Operating Partnership at the time of the distribution (“Available Cash”).  In the event that there is insufficient Available Cash to pay the entire Deferred Distribution Amount after receipt of the Notice, the Deferring Limited Partner will receive quarterly payments to the extent of Available Cash as determined by the Manager until the Deferred Distribution Amount is paid in full.

7.	Economic Dependency

The Manager has engaged the Sponsor to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s Common Stock available for issue, as well as other administrative responsibilities for the Company including investor relations. As a result of these relationships, the Manager is dependent upon the Sponsor. In the event that the Sponsor were unable to provide the Manager with the respective services, the Manager would be required to find alternative providers of these services.

8.	Commitments and Contingencies

Property Management and Accounting Arrangements

The Company has property management (“PMA”) and accounting agreements (“PAA”) with various third-party service providers. For property management, the Company pays a property management fee based upon a percentage (“PM Fee Percentage”) of base rents, as defined in the PMA. The PM Fee Percentage for the Laumeier Properties was 1.25% for the period January 1, 2019 through December 31, 2024. The PM Fee Percentage for the Allied Property was 2.00% for the period January 18, 2019 through September 30, 2023, and decreased to 1.9% from October 1, 2023 through December 31, 2024. The PM Fee Percentage for the MJ Property was 1.90% for the period September 28, 2023 through December 31, 2024. Additionally, the PMA allows for costs such as salaries, payroll taxes, health insurance, and office supplies to be reimbursed to the property manager. For accounting services, the Company pays a fixed monthly accounting services fee, plus annual variable fees associated with audit and tax support.

For the years ending December 31, 2024 and 2023, the Company incurred property management and reimbursable costs of $307,020 and $421,830, respectively, of which $29,347 and $21,702, respectively, remains unpaid and is included in accounts payable, accrued and other liabilities on the accompanying consolidated balance sheets. Additionally, for the years ending December 31, 2024 and 2023, the Company incurred PAA fees of $150,339 and $164,770, respectively, which is included in general and administrative expenses on the accompanying consolidated statements of operations, of which $11,720 and $11,629, respectively, remained unpaid and is included in accounts payable, accrued and other liabilities on the accompanying consolidated balance sheets.

Operations

The Company’s commitments and contingencies include customary obligations incurred in the normal course of business. In the opinion of management, these matters will not have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

Legal Proceedings

As of the date of the financial statements the Company is not currently named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of the Company’s business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, the Company is not aware of any litigation of any significance likely to occur.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on the consolidated financial position or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s real estate, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to its real estate could result in future environmental liabilities.

9.	Subsequent Events

Events that occur after the consolidated balance sheet date but before the consolidated financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the consolidated balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheet date require disclosure in the accompanying notes. Management evaluated the activity of the Company through April 22, 2025 (the date the consolidated financial statements were available to be issued) and concluded that the following items should be disclosed as subsequent events:

New Purchase Price

Beginning with April 1, 2025, the purchase price per share of Common Stock is $6.846 which is the NAV per share as of December 31, 2024. This price per share will be effective until the next announcement of the price per share by the Company, which is expected to happen on or within a commercially reasonable time after June 20, 2025, unless updated by the Company prior to that time. Redemptions of shares of Common Stock will be made pursuant to the Company’s redemption plan based on the then-current NAV per share.

Share Issuances

As of April 4, 2025, the Company has issued after December 31, 2024 an additional 18,167 shares related to the Company’s current offering. This increase in issued shares was offset by 23,554 of redeemed shares bringing the total shares issued as of the date of this Annual Report down to 1,873,080 (not including the 7,500 shares issued in private placements to our Original Sponsor). As of April 4, 2025, the Company owns 1,880,580 OP Units, and the total number of outstanding OP Units was 5,630,498 giving the Company an effective ownership interest of 33.40% in the Operating Partnership. As the Company raises capital, additional OP Units will be issued to the Company.

Distributions

On March 20, 2025, the board of directors declared a regular quarterly cash dividend of $0.03 per share of Common Stock for the period from January 1, 2025 to March 31, 2025. The dividend was paid on April 10, 2025 to stockholders of record as of the close of business on March 25, 2025.  The Company, as general partner of the Operating Partnership, concurrently declared the same distribution per Common Unit of the Operating Partnership.

Capital Raised

As of April 4, 2025, the Company raised approximately $21,813,749 in capital from 1,553 investors (not including the $75,000 in private placements to the Original Sponsor and the $2,635,847 in stock redemptions paid).

6 NAV is unaudited

1st stREIT Office Inc.

Note 10

Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2024 and 2023

				Initial Cost to Company				Gross Amounts Carried at Close of Period
		Original Year of	Date	Land and	Building and	Tenant Origination and Absorption	Costs Capitalized Subsequent to	Land and	Building and	Tenant Origination and Absorption		Accumulated Depreciation and
Property	Location	Construction	Acquired	Improvements	Improvements	Costs	Acquisition	Improvements	Improvements	Costs	Total	Amortization
1SO Laumeier II LLC	St. Louis, MO	1988	11/18/2013	1,678,190	6,848,185	1,473,626	4,975,504	1,696,845	10,407,957	2,870,703	14,975,505	(9,299,449)
1SO Laumeier IV LLC	St. Louis, MO	1987	11/18/2013	742,229	3,139,795	883,910	2,972,091	750,742	5,050,429	1,936,854	7,738,025	(5,007,623)
Allied Property	Carmel, IN	2017	01/18/2019	3,121,001	26,434,086	4,947,204	1,408,563	3,121,001	27,475,346	5,314,507	35,910,854	(10,316,708)
MJ Property	Carmel, IN	2018	09/28/2023	2,491,166	14,983,440	2,337,412	141,300	2,491,166	15,000,475	2,461,677	19,953,318	(1,497,668)
				$8,032,586	$51,405,506	$9,642,152	$9,497,458	$8,059,754	$57,934,207	$12,583,741	$78,577,702	$(26,121,448)

	2024	2023
Real estate investments:
Balance at beginning of period	$95,208,918	$73,782,279
Acquisition of real estate investments	-	19,812,018
Disposition of real estate investments	(17,465,122)	-
Improvements and lease costs	833,906	1,614,621
Balance at end of period	$78,577,702	$95,208,918

Accumulated depreciation and amortization:

Balance at beginning of period	$(31,626,338)	$(27,421,601)
Depreciation and amortization	(4,155,412)	(4,204,737)
Disposition of real estate investments	9,660,302	-
Balance at end of period	$(26,121,448)	$(31,626,338)

Real estate investments, net:	$52,456,254	$63,582,580

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Amended and Restated Charter (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s offering statement dated June 30, 2017)
2.2*	First Amendment to Articles of Amendment (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company’s offering statement dated August 31, 2018)
2.3*	Second Amended and Restated Bylaws (incorporated by reference to the copy thereof submitted as Exhibit 2.3 to the Company’s offering statement dated August 31, 2018)
3.1*	Distribution Reinvestment and Optional Cash Purchase Plan (included as Appendix C to the offering statement dated March 14, 2018 and incorporated by reference herein)
4.1*	Form of Subscription Package (included as Appendix B to the offering statement dated June 30, 2017 and incorporated by reference herein)
6.1*	Second Amended and Restated Limited Partnership Agreement of 1st stREIT Office Operating Partnership LP (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s offering statement dated June 30, 2017)
6.2*	Management Agreement between 1st stREIT Office Inc., 1st stREIT Office Operating Partnership LP and SW Manager, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s offering statement dated June 30, 2017)
6.3*	Support Agreement between SW Manager, LLC and Interamar, LLC (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on June 1, 2022)
6.4*	Support Agreement between SW Manager, LLC and Tryperion Holdings LLC (incorporated by reference to the copy thereof filed as Exhibit 6.4 to the Company’s Form 1-SA filed on September 20, 2022)
6.5*	Amendment No. 1 to the Management Agreement Among 1st stREIT Office Inc., 1st stREIT Office Operating Partnership LP, and SW Manager dated September 3, 2020 (incorporated by reference to the copy thereof submitted as Exhibit 6.5 to the Company’s offering statement dated September 11, 2020)
6.6*	Amendment to Second Amended and Restated Limited Partnership Agreement to 1st stREIT Office Operating Partnership, LP (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on December 12, 2022)
6.7*	Amendment No. 3 to the Management Agreement Among 1st stREIT Office, Inc., 1st stREIT Office Operating Partnership, L.P., and SW Manager, LLC dated May 25, 2023 (incorporated by reference to the copy thereof filed as Exhibit 6.7 to the Company’s Form 1-U filed on June 16, 2023)
10.1*	Power of Attorney (included on signature page of the offering statement dated June 30, 2017)
11.1**	Consent of Crowe LLP

* Previously Filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

1st stREIT OFFICE INC.

By:	/s/ Jeffrey Karsh
Name:	Jeffrey Karsh
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Karsh	Director and Chief Executive Officer	April 22, 2025
Jeffrey Karsh	(Principal Executive Officer)

/s/ Janet Pudelko	Chief Financial Officer	April 22, 2025
Janet Pudelko	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gregory Rollman	Director	April 22, 2025
Gregory Rollman

/s/ Justin Fromm	Director	April 22, 2025
Justin Fromm